UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

Supplemental Information Regarding

Proposal 3: Advisory Approval of Executive Compensation

February 19, 2013

Dear Stockholders of National Fuel Gas Company:

At National Fuel Gas Company’s (“National Fuel” or the “Company”) Annual Meeting of Stockholders to be held on March 7, 2013, stockholders will cast a non-binding advisory vote to approve the compensation of the Company’s executives (the “say on pay” vote). Proposal 3 in the Company’s 2013 proxy statement includes relevant information regarding this matter. As noted in the proxy statement, the Company believes that its compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with both the short and long-term interests of the Company’s stockholders. The Company’s Board of Directors has recommended that you vote FOR Proposal 3.

ISS Proxy Advisory Services (“ISS”) recommended on February 15, 2013 that its clients vote against Proposal 3 in light of what ISS claims is a “pay for performance disconnect” (the “ISS Report”). The Company believes ISS’s analysis is incorrect. We urge you to consider the Supplemental Information contained below, and vote FOR Proposal 3.

SUPERIOR COMPANY STOCK PERFORMANCE OVER THE LAST YEAR

Over the last five years, National Fuel has successfully pursued significant opportunities associated with its Marcellus Shale acreage, while at the same time managing substantial challenges resulting from the lowest natural gas prices the country has seen in decades. Throughout this period, the Company remained committed to a disciplined approach to developing these assets. This approach has not always been rewarded by the stock market in the short term. But National Fuel’s unique mix of businesses and high-quality assets allowed the Company to remain flexible and prudently deploy capital in a manner consistent with its goal of creating long-term value for its shareholders. Over the last year, the market has handsomely rewarded the Company’s shareholders in recognition of the superior results of the long-term business strategy described in the “Overview of Business Performance and Long-Term Strategic Initiatives” section at the beginning of our Proxy Statement.

In 2011, with natural gas prices at levels that made an aggressive, yet disciplined, approach to developing its Appalachian footprint highly attractive, the Company deployed significant capital resources to its Marcellus Shale acreage. As natural gas prices moved to their lowest point in decades at the beginning of 2012, the Company reduced its capital expenditure levels in the Exploration & Production segment. The Company could make this strategic pivot because it owns (instead of leases) most of its natural gas rights in the Marcellus, and was not compelled by expiring leases or joint venture requirements to drill uneconomic wells. At the same time, the Company remained committed to expanding its Appalachian pipeline infrastructure for Marcellus producers, with many projects taking three to five years from conception to completion. This strategy of maintaining the flexibility to adjust capital deployment plans, under the leadership of the CEO, reflects the Company’s focus on long-term performance and the effective implementation of a disciplined growth strategy.

In many instances, the Company’s decisions differed from approaches of other companies with similar prospects. For instance, the Company has not overextended itself by drilling wells without adequate pipeline infrastructure to move that production to market, and has not formed a joint venture that resulted in costly acceleration of a drilling program in the face of declining market prices for natural gas. Such approaches may lead to short-term share price rewards, but have significant negative long-term consequences. National Fuel made decisions not on the basis of short-term share price movements, but on the long-term benefits to the Company’s shareholders.

As a result of this disciplined strategy, the Company faced short-term challenges in its total shareholder returns (“TSR”) for fiscal years 2011 and 2012. However, its commitment to long-term value creation has made the Company one of the best performing companies over the most recent twelve-month period. Comparing National Fuel’s TSR to that of the 23-member peer group selected by ISS, the Company is at the 96th percentile of this group for the most recent one-year TSR, far outperforming the average and median performance.

ONE-YEAR TOTAL RETURN TO SHAREHOLDERS

ISS-Selected Peer Group

Company Name (Trading Symbol)	One-Year Total Shareholder Return 2/16/2012 to 2/15/2013
Cabot Oil & Gas Corporation (COG)	56.94%
National Fuel Gas Company (NFG)	26.05%
Atmos Energy Corporation (ATO)	25.58%
Questar Corporation (STR)	24.47%
EQT Corporation (EQT)	19.47%
Range Resources Corporation (RRC)	11.77%
Southwest Gas Corporation (SWX)	9.26%
WGL Holdings, Inc. (WGL)	6.53%
South Jersey Industries, Inc. (SJI)	4.95%
AmeriGas Partners, L.P. (APU)	2.98%
AGL Resources, Inc. (GAS)	2.26%
The Laclede Group, Inc. (LG)	1.55%
Piedmont Natural Gas Company, Inc. (PNY)	0.79%
Northwest Natural Gas Company (NWN)	-0.46%
New Jersey Resources Corporation (NJR)	-3.39%
Denbury Resources, Inc. (DNR)	-3.61%
Southwestern Energy Company (SWN)	-4.32%
Whiting Petroleum Corporation (WLL)	-6.11%
Energen Corporation (EGN)	-6.34%
Cimarex Energy Co. (XEC)	-19.79%
Berry Petroleum Company (BRY)	-23.47%
SM Energy Company (SM)	-26.76%
Newfield Exploration Company (NFX)	-31.90%
Ultra Petroleum Corporation (UPL)	-36.61%
Peer Avg.	1.24%
Median	1.17%
NFG Percentile	95.60%

NFG is included in Average, Median and Percentile calculations. Data sourced from Bloomberg, L.P.

ISS’S CONCLUSION IS DISTORTED BY AN OVEREMPHASIS ON NON-CASH PENSION DATA

The ISS Report admits that “[t]he largest component of the CEO’s FY2012 pay package is represented by the change in pension value,” and acknowledges that “this is a non-cash amount that is affected by interest rate volatility.” If you exclude this change in pension value for both the Company’s CEO and the peer group median in the Executive Compensation Evaluation table on page 9 of the ISS Report, the total compensation for Mr. Smith is 15% below the peer group median.

The Company’s pension obligations to its CEO are worth a more careful look. First, the Company is one of a dwindling number of companies that still have some traditional “defined benefit” pension plans. Many other companies have eliminated defined benefit pensions. Companies without pensions often issue large equity awards that effectively function as a substitute source of retirement income and as a retention mechanism. Such awards are reported only in the year in which awarded, and so are not subject to the year-to-year reporting appearing in the Summary Compensation Table in the column headed “Change in Pension Value and Nonqualified Compensation Earnings.”

Second, amounts paid to National Fuel’s CEO under these pension plans will be based on the average of certain CEO compensation over a 60-month period (five years), instead of a three-year period used by some companies. This choice of a longer base period benefits the Company if the CEO’s average annual compensation over a five-year period is lower than over a three-year period, which would be typical of an executive whose compensation increases each year. However, this choice of a five-year base period results in a higher “Change in Pension Value” for purposes of the Summary Compensation Table (and the ISS Report), because each rolling five-year base period results in the elimination of compensation from six years ago (before Mr. Smith was CEO) and replaces it with the most recent year’s compensation at the CEO level.

OTHER METHODOLOGY CONSIDERATIONS

Importantly, the ISS Report’s conclusion of a “pay for performance disconnect” is based on the ISS Report’s refusal to treat stock appreciation rights (SARs) as “performance-based” compensation (contrary to the IRS’s recognition of SARs as “performance-based compensation”). In fact, SARs have value only to the precise extent that the market price of National Fuel stock increases after the date the SARs are granted. SARs represent an absolutely direct link of the executive’s interests to the interests of the Company’s other shareholders, and are completely at risk based on the performance (or not) of the Company’s stock.

The ISS Report also recognizes that there is an “apples to oranges” comparison difficulty in comparing National Fuel’s 2012 compensation with the 2011 compensation of most of the companies in the ISS Report peer group. This is because almost 74% (17 out of 23) of those peer group companies have fiscal years coinciding with calendar years, so their proxy statements for fiscal 2012 are not yet available. The ISS Report attempts to adjust for this disconnect by simply increasing the total compensation of the calendar year companies by 6.9%. The Company appreciates that ISS has recognized that this comparability issue needs to be addressed, but applying such a crude general assumption simply assures that National Fuel maintains its relative position among those companies, rather than reflecting a true comparison against a group of companies in similar industries reacting to the same events at the same time.

COMPENSATION IN ALIGNMENT WITH THE INTEREST OF SHAREHOLDERS

When reviewing our summary compensation table at page 41 of the Proxy Statement, and the table on page 24 distinguishing “Awarded” pay from “Reported” pay, we believe the following additional points are important in making a decision on your vote.

•

While fiscal 2012 compensation for executives was set prior to the 2012 advisory vote and stockholder engagement efforts, it is important to note that the Compensation Committee incorporated stockholder feedback in its setting of fiscal 2013 compensation.

•

For fiscal 2013, the long-term incentive component of the compensation program was amended to change the performance-based cash incentive to a performance-based equity incentive. In addition, as part of the annual fiscal 2013 incentive goals, the Company replaced earnings per share metrics with EBITDA metrics.

•

Management and the Board consider it important to maintain a program of ongoing shareholder engagement, communication and transparency, and, as a result, the Company plans to continue to build upon these efforts in fiscal 2013.

•

As illustrated by the table on page 24 of the Proxy Statement, if you disregard the non-cash “Change in Pension Value,” CEO total compensation actually decreased from 2011 to 2012, and also from 2010 to 2011.

•	The Company does not provide tax “gross-ups.”

•	The Company’s equity incentive plans prohibit the repricing or exchange of equity awards without shareholder approval.

•	The Company requires directors, executive officers and other officers to meet stock ownership requirements. Our CEO’s ownership of Company stock significantly exceeds that requirement.

In closing, the Company believes that its compensation policies and procedures:

•	encourage a culture of pay for performance,

•	are strongly aligned with both the short and long-term interests of the Company’s shareholders, and

•	justify a vote by shareholders FOR the say on pay resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION.

Sincerely yours,

Paula M. Ciprich
General Counsel and Secretary

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